Registration No. 333-211826

As filed with the Securities and Exchange Commission on January 31, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pilgrim Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	46-5110553
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

40 South Main Street

Cohasset, Massachusetts 02025

(Address of Principal Executive Offices)

Pilgrim Bancshares, Inc. 2015 Equity Incentive Plan

(Full Title of the Plan)

Copies to:

Gilbert F. Ehmke

Executive Vice President, Chief Financial Officer and Treasurer

Hometown Financial Group, Inc.

36 Main Street

Easthampton, Massachusetts 01027

(413) 527-4111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 is being filed to deregister unsold securities of Pilgrim Bancshares, Inc., a Maryland corporation (“Pilgrim”), that were registered on a Registration Statement on Form S-8 (File No. 333-211826) filed by Pilgrim with the Securities and Exchange Commission (the “SEC”) on June 3, 2016 (the “Registration Statement”). The Registration Statement registered 314,661 shares of common stock, par value $0.01 per share, of Pilgrim and 224,758 stock options under the Pilgrim Bancshares, Inc. 2015 Equity Incentive Plan.

On January 31, 2019, pursuant to the Agreement and Plan of Merger, dated as of July 25, 2018, by and among Hometown Financial Group, MHC, a Massachusetts mutual holding company, Hometown Financial Group, Inc., a Massachusetts corporation (“Hometown Financial”), and Pilgrim, Pilgrim merged with and into Hometown Financial Group Acquisition Corp., a Maryland corporation and wholly owned subsidiary of Hometown Financial formed solely to facilitate the merger, with Pilgrim as the surviving entity (the “Merger”). The Merger was effective as of 5:01 p.m. on January 31, 2019. As a result of the Merger, Pilgrim became a wholly owned subsidiary of Hometown Financial. Immediately after Pilgrim causes this form and related forms and reports to be filed with the SEC, Pilgrim will merge with and into Hometown Financial, with Hometown Financial as the surviving entity.

In connection with the Merger, Pilgrim has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, pursuant to the undertakings contained therein, Pilgrim hereby removes from registration any and all securities of Pilgrim registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Easthampton, Massachusetts, on this 31st day of January 2019. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

PILGRIM BANCSHARES, INC.

By:	/s/ Gilbert F. Ehmke
Gilbert F. Ehmke
President
(Duly Authorized Representative)

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